Exhibit 99.1

    Zale Announces Fourth Quarter and Full Year Financial Results;
         Also Announces $100 Million Stock Repurchase Program

    DALLAS--(BUSINESS WIRE)--Aug. 30, 2005--Zale Corporation
(NYSE:ZLC), North America's largest specialty retailer of fine jewelry, reported today net earnings of $4.1 million, or $0.08 per diluted share, for the Company's fourth quarter ended July 31, 2005.
For the same period last year, the Company reported net earnings of $6.9 million, or $0.13 per diluted share.
    Net earnings for fiscal year 2005 were $106.8 million, or $2.05 per diluted share. For the prior fiscal year, net earnings were $106.5 million, or $1.99 per diluted share.
    For the fiscal year, total revenues increased 3.4% to $2.383 billion, compared to $2.304 billion for the prior fiscal year. On a comparable store basis, sales increased 0.3% for the year.
    "During the year we made progress in the execution of our business plan, although the year proved challenging with the repositioning of the Zales brand," commented Mary L. Forte, President and Chief
Executive Officer. "We achieved our square footage growth objectives with the opening of 61 stores, 50 kiosks and 71 carts during the year. Our supply chain improvements continued with direct product sourcing positively impacting our business as it is implemented throughout the organization. From a financial perspective, we generated $89 million in free operating cash flow after capital expenditures. The balance sheet was further strengthened by the reduction of $68 million in long-term debt, creating substantial flexibility as we move forward. Additionally, we repurchased 1.8 million shares of common stock for $50 million, demonstrating our continued commitment to increasing shareholder value."
    Ms. Forte continued, "The increases to sales and earnings in fiscal 2005 did not meet our expectations, particularly due to the underperformance of the Zales brand and its impact on our consolidated results. With many new initiatives being implemented at Zales, significant repositioning of the brand has taken place. We remain committed to our goals of expanding market share through our differentiated portfolio of brands, improving all aspects of our supply chain and enhancing the customer experience."
    The Company announced as part of its strategy to improve brand performance and profitability at Bailey Banks & Biddle, it will be closing after the upcoming Holiday season 30 to 35 stores that do not fit with its long-term positioning in the luxury goods market. This action will permit the Company to focus capital, inventory and resources on the most productive stores and will further strengthen the Bailey Banks & Biddle brand. The Company estimates a charge in fiscal year 2006 of $13 million, net of tax, or $0.25 per diluted share. Further information will be provided quarterly as the store closings begin to occur.
    The Company stated that as of August 1, 2005, it adopted Statement of Financial Accounting Standards (SFAS) No.123R Share-Based Payment, using the modified prospective method. The impact of adopting SFAS No.123R, which requires the expensing of stock compensation programs, is expected to reduce earnings per diluted share by approximately
$0.10 in fiscal 2006.
    The Company also provided its forecast for its fiscal year ending July 31, 2006. For the full year, it currently expects revenue growth of 5.0% to 7.0%. These revenue expectations do not reflect the impact of the Bailey Banks & Biddle store closings discussed above, as the timing of the planned closings has not been finalized. Included in the revenue projections are a comparable store sales increase of 2.5% to 3.5% and square footage and other growth of 2.5% to 3.5%. The Company plans to open 65 stores and 40 kiosks during the year. Earnings per diluted share is expected to grow 5% to 7% including the impact of the $13 million charge for the Bailey Banks & Biddle store closings, an estimated $5 million stock compensation expense outlined above, each net of tax, and a potential income tax benefit of up to $10 million based on the estimated range of earnings from our Canadian subsidiary being considered for repatriation under the American Jobs Creation
Act. Excluding the Bailey Banks & Biddle store closings, stock compensation expense and the tax repatriation credit, the Company anticipates earnings per diluted share to increase 12% to 14%. Free operating cash flow is expected to reach $100 million for fiscal year 2006.
    Separately, as part of its ongoing strategy to return value to its shareholders, the Company announced that its Board of Directors has approved a stock repurchase program pursuant to which the Company, from time to time and at management's discretion, may purchase up to an aggregate of $100 million of Zale common stock on the open market.
    The Company also announced that it will be presenting at the Goldman Sachs Retailing Conference on Wednesday, September 7, 2005, at 2:00 p.m. Eastern Time. Ms. Forte and Sue E. Gove, the Company's Chief Operating Officer, will discuss Zale's strategic plan. The presentation will be available on the Company's Web site at www.zalecorp.com.
    As previously announced, a conference call will be held today at 9:00 a.m. Eastern Time. Parties interested in participating should dial 706-643-7467, five minutes prior to the scheduled start time. The call also will be available on the Company's Web site at www.zalecorp.com. For additional information, contact Investor Relations.
    Zale Corporation is North America's largest specialty retailer of fine jewelry operating approximately 2,345 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Bailey Banks & Biddle Fine Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Through its ZLC Direct organization, Zale also operates online at www.zales.com and www.baileybanksandbiddle.com. Additional information on Zale
Corporation and its brands is available at www.zalecorp.com.

    Notice Regarding Forward-Looking Statements

    This release contains forward-looking statements, including statements regarding the Company's future revenue growth, store and kiosk growth and closings plans and related charges, impact of accounting changes and income tax repatriation, margin rates, earnings per share and cash flow. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: if the general economy performs poorly, discretionary spending on goods that are, or are perceived to be, "luxuries" may not grow and may even decrease; the concentration of a substantial portion of the Company's sales in three, relatively brief selling seasons means that the Company's performance is more susceptible to disruptions; most of the Company's sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company's ability to obtain and produce products at favorable prices; the Company's sales are dependent upon mall traffic; the Company operates in a highly competitive industry; changes in regulatory requirements or in the Company's private label credit card arrangement with Citi may increase the cost of or adversely affect the Company's operations and its ability to provide consumer credit and write credit insurance; and acquisitions involve special risks, including the possibility that the Company may not be able to integrate acquisitions into its existing operations. For other factors, see the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended July 31, 2004. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances.
    (Tables and reconciliations to follow)


                  ZALE CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS
                             (unaudited)
           (amounts in thousands, except per share amounts)

                           Three Months Ended    Twelve Months Ended
                                July 31,              July 31,
                           ------------------- -----------------------
                             2005      2004       2005        2004
                           --------- --------- ----------- -----------

Total Revenues             $472,342  $455,598  $2,383,066  $2,304,440
Costs and Expenses:
    Cost of Sales           225,566   214,518   1,157,226   1,122,946
    Selling, General and
     Administrative
     Expenses               221,356   212,511     982,113     942,796
    Cost of Insurance
     Operations               1,542     1,567       6,084       5,963
    Depreciation and
     Amortization Expense    15,656    14,394      59,840      56,381
                           --------- --------- ----------- -----------
Operating Earnings            8,222    12,608     177,803     176,354
Interest Expense, Net         1,735     1,643       7,725       7,528
                           --------- --------- ----------- -----------
Earnings Before Income
 Taxes                        6,487    10,965     170,078     168,826
Income Taxes                  2,433     4,070      63,303      62,353
                           --------- --------- ----------- -----------
Net Earnings                 $4,054    $6,895    $106,775    $106,473


Earnings Per Common Share -
 Basic:
    Net Earnings Per Share    $0.08     $0.13       $2.08       $2.02

Earnings Per Common Share -
 Diluted:
    Net Earnings Per Share    $0.08     $0.13       $2.05       $1.99

Weighted Average Number of
 Common Shares Outstanding:
    Basic                    51,216    51,987      51,280      52,650
    Diluted                  51,920    52,697      51,975      53,519


                  ZALE CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS
                        (amounts in thousands)
                             (unaudited)

                                                July 31,    July 31,
                                                  2005        2004
ASSETS
Current Assets:
    Cash and Cash Equivalents                     $55,446     $63,124
    Merchandise Inventories                       853,580     826,824
    Other Current Assets                           64,042      63,956
                                               ----------- -----------
Total Current Assets                              973,068     953,904

Property and Equipment, Net                       282,033     266,688
Goodwill, Net                                      90,774      85,583
Other Assets                                       35,025      35,909
Deferred Tax Asset, Net                               ---         ---
                                               ----------- -----------
Total Assets                                   $1,380,900  $1,342,084
                                               ----------- -----------
                                               ----------- -----------
LIABILITIES AND STOCKHOLDERS' INVESTMENT
Current Liabilities:
    Accounts Payable and Accrued Liabilities     $326,331    $319,599
    Deferred Tax Liability, Net                    57,048      51,417
                                               ----------- -----------
Total Current Liabilities                         383,379     371,016

Non-current Liabilities                            37,325      42,486
Non-current Tax Liability, Net                     12,808       4,968
Long-term Debt                                    129,800     197,500

Commitments and Contingencies                         ---         ---
Stockholders' Investment:
    Common Stock                                      531         521
    Additional Paid-In Capital                     88,970      63,661
    Accumulated Other Comprehensive Income         24,119      13,470
    Accumulated Earnings                          755,237     648,462
    Deferred Compensation                          (1,269)        ---
                                               ----------- -----------
                                                  867,588     726,114
    Treasury Stock                                (50,000)        ---
                                               ----------- -----------
Total Stockholders' Investment                    817,588     726,114
                                               ----------- -----------

                                               ----------- -----------
Total Liabilities and Stockholders' Investment $1,380,900  $1,342,084
                                               ----------- -----------
                                               ----------- -----------


                  ZALE CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF CASH FLOWS
                             (unaudited)
                        (amounts in thousands)

                                          Twelve Months  Twelve Months
                                              Ended          Ended
                                          July 31, 2005  July 31, 2004
                                          -------------- -------------

Net Cash Flows from Operating Activities:
  Net earnings                                 $106,775      $106,473
  Adjustments to reconcile net earnings
   to net cash provided by operating
   activities:
    Depreciation and amortization expense        59,840        56,381
    Amortization of long-term debt
     issuance costs                               1,306         1,329
    Deferred taxes                               12,643        30,976
    Deferred compensation expense                   660           ---
    Loss on dispositions of property and
     equipment                                    4,388         2,429
    Impairment of fixed assets                    1,497         2,627
    Tax benefit associated with stock
     option exercises                             5,665         7,955
  Changes in assets and liabilities:
    Merchandise inventories                     (20,968)      (24,431)
    Other current assets                            261       (11,150)
    Other assets                                 (2,194)         (315)
    Accounts payable and accrued
     liabilities                                  3,566        12,113
    Non-current liabilities                      (5,161)       (6,309)
                                          -------------- -------------
Net Cash Provided by Operating Activities       168,278       178,078
                                          -------------- -------------

Net Cash Flows from Investing Activities:
  Additions to property and equipment           (83,124)      (60,788)
  Proceeds from sales of fixed assets             3,971           ---
  Purchase of available-for-sale-
   investments                                   (3,480)       (4,980)
  Proceeds from sale of available-for-
   sale-investments                               4,440         5,751
                                          -------------- -------------
Net Cash Used in Investing Activities           (78,193)      (60,017)
                                          -------------- -------------

Net Cash Flows from Financing Activities:
  Borrowings under revolving credit
   agreement                                  1,388,900       717,400
  Payments on revolving credit agreement     (1,456,600)     (704,300)
  Proceeds from exercise of stock options        17,725        39,565
  Purchase of common stock                      (50,000)     (143,358)
                                          -------------- -------------
Net Cash Used in Financing Activities           (99,975)      (90,693)
                                          -------------- -------------

Effect of Exchange Rate Changes on Cash           2,212           483

Net (Decrease)/Increase in Cash and Cash
 Equivalents                                     (7,678)       27,851
Cash and Cash Equivalents at Beginning of
 Period                                          63,124        35,273
                                             ----------- -------------
Cash and Cash Equivalents at End of
 Period                                         $55,446       $63,124
                                             ------------- -----------
                                             ------------- -----------


    Non-GAAP Financial Measures

    This press release includes a presentation of "free operating cash flow" for the fiscal year ended July 31, 2005. Free operating cash flow is a non-GAAP financial measure and is defined as cash provided by operating activities (in accordance with GAAP) less net capital expenditures. Net capital expenditures includes additions to property and equipment and proceeds from the sales of fixed assets, including in 2005 the sale of an unused Piercing Pagoda warehouse. The Company considers cash provided by operating activities to be the most comparable GAAP financial measure, and has included below a reconciliation of cash flows from operating activities to free operating cash flow.


            Reconciliation of Free Operating Cash Flows To
                 Cash Provided by Operating Activities
                        (amounts in thousands)

                                            For the Fiscal Year Ended

                                          July 31, 2005  July 31, 2004

Cash flows from operating activities           $168,278      $178,078

Less: Net capital expenditures                   79,153        60,788
                                         --------------- -------------

Free operating cash flow                        $89,125      $117,290


    Free operating cash flow should not be considered as an alternative to cash flows from operating, financing or investing activities or as a measure of liquidity. Further, free operating cash flow does not represent the total increase or decrease in the cash balance for the period. Readers are encouraged to review the Statement of Cash Flows included in this press release for information regarding the Company's cash flows from operating, financing and investing activities under GAAP.
    In addition, management has presented a projection of free operating cash flow of approximately $100 million for fiscal year 2006. This projection is based on projected cash provided by operating activities of approximately $185 million for fiscal year 2006, less projected net capital expenditures of approximately $85 million for fiscal year 2006. Such projections represent management's current expectations and are subject to a number of risks and uncertainties that could cause actual amounts to differ materially from these projections. Please refer to the "Notice Regarding Forward-Looking Statements" included in this press release.

    CONTACT: Zale Corporation, Dallas
             David H. Sternblitz, 972-580-5047
             Vice President and Treasurer